Filed by TiVo Inc. Pursuant to
Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Companies:
TiVo Inc. (Commission File No. 000-27141)
Rovi Corporation (Commission File No. 000-53413), and
Titan Technologies Corporation(Commission File No. 000-53413)

Subject: Important Announcement

April 29, 2016

All,

Today, we are embarking on the next chapter in TiVo’s great history. We are combining with Rovi. This is a great development for TiVo - one that we believe will not only deliver substantial long-term value to our shareholders, but also provide exciting opportunities for our employees, customers, and partners. Significantly, the new company will adopt the TiVo name we have built together over the last 18 years.

For those of you who don’t know Rovi, they are a global leader in digital entertainment technology, powering the discovery and monetization of entertainment. There are a lot of similarities between TiVo and Rovi. We are both major suppliers of set-top-box and mobile device software and cloud services to pay television operators - TiVo currently has more than 7 million subscriptions through pay TV partners and Rovi has nearly 20 million homes using its STB guide software. We both offer cloud-based search and discovery capabilities, and we are both investing in the monetization of viewing data and analytics tools. Combining efforts in all these areas will allow us to create scale, move faster and drive increasing innovation for our customers. We also complement each other in ways that help diversify our respective businesses. TiVo, for example, has a well-known and highly strategic consumer business. Rovi has been a leader in areas such as interactive advertising, audience analytics, and conversational search. Being able to tap these assets as part of a combined company will accelerate the evolution of our products. To learn more about Rovi, please visit www.rovicorp.com.

I want you all to know that a great deal of thought and consideration went into this decision. As we evaluated this opportunity, it became clear that Rovi recognized the significant value in our brand, customer relationships, innovative products and, most importantly, our talented team. This value is reflected in the 40 percent premium that Rovi is paying to complete the transaction. The combined company will continue to serve both the consumer and service provider markets with innovative products. Our joint customer base will include approximately 1 million TiVo “retail” subscriptions in addition to 500 service providers across 70 plus countries, representing over 28 million end-user households worldwide. We will also have some of the most powerful data analytics in the industry and a strong financial profile with over $800 million in annual revenues. Together, we will be even better positioned to meet the needs of our customers in the rapidly evolving media landscape.

Looking ahead, keep in mind that these are still early days of our journey to combine with Rovi. We expect to complete the transaction in Q3 of 2016. Until the transaction closes, Rovi and TiVo will continue to operate as independent companies. Put another way, until the transaction closes, it remains business as usual at TiVo, and your focus should be on continuing to serve our customers. Over the long term, we expect the transaction to drive exciting growth opportunities for employees given that we will be a larger, stronger, and even more global company.

I am sure many of you have questions about today’s announcement. To help answer some of your questions, we will be hosting an employee town hall this morning at 11:00 AM PT in TownCenter. For employees in other locations, dial-in information will be sent separately. In the meantime, you will find our press release and Form 8-K announcing the transaction under the Investor Relations section of our website.

On behalf of the TiVo board and management team, I want you to know that I very much appreciate the ongoing hard work of you and all our dedicated employees. You are the backbone of our success and your contributions have led us to this transformational announcement. I hope you share my enthusiasm for this exciting announcement and this next chapter in our company’s history.

Sincerely,
Naveen

Forward-Looking Statements
Certain statements made or incorporated by reference herein, including, for example, regarding the proposed transactions among TiVo Inc. (the “Company”), Titan Technologies Corporation (“Parent”) and Rovi Corporation (“Rovi”), scale of the combined companies, expansion of product portfolio and any other statements about Company or Rovi management’s future expectations, beliefs, goals, plans or prospects, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company and Rovi, all of which are subject to change. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) uncertainties as to the timing of the consummation of the transactions and the ability of each party to consummate the transactions; 2) uncertainty as to the actual premium that will be realized by Company stockholders in connection with the proposed transactions; 3) failure to realize the anticipated benefits of the proposed transactions, including as a result of delay in completing the transactions or integrating the businesses of the Company and Rovi; 4) uncertainty as to the long-term value of Parent common stock; 5) unpredictability and severity of natural disasters; 6) adequacy of the Company’s or Rovi’s risk management and loss limitation methods; 7) the resolution of intellectual property claims; 8) seasonal trends that impact consumer electronics sales; 9) Parent’s ability to implement its business strategy; 10) adequacy of Parent’s, the Company’s or Rovi’s loss reserves; 11) retention of key executives by the Company and Rovi; 12) intense competition from a number of sources; 13) potential loss of business from one or more major licensees; 14) general economic and market conditions; 15) the integration of businesses Parent may acquire or new business ventures Parent may start; 16) evolving legal, regulatory and tax regimes; 17) the expected amount and timing of cost savings and operating synergies; 18) failure to receive the approval of the stockholders of either the Company or Rovi; 19) litigation related to the transactions; 20) unexpected costs, charges or expenses resulting from the transactions; and 21) other developments in the DVR and advanced television solutions market, as well as management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of the Company, Parent and Rovi on file with the Securities and Exchange Commission (“SEC”). Our SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statements made or incorporated by reference herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Additional Information about the Proposed Transactions and Where to Find It
This communication is not a solicitation of a proxy from any stockholder of the Company, Rovi or Parent. In connection with the Agreement and Plan of Merger among Rovi, the Company, Parent, Nova Acquisition Sub, Inc. and Titan Acquisition Sub, Inc., Rovi, the Company and Parent intend to file relevant materials with the SEC, including a Registration Statement on Form S-4 filed by Parent that will contain a joint proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROVI, TIVO, PARENT AND THE PROPOSED TRANSACTIONS. The Form S-4, including the joint proxy statement/prospectus, and other relevant materials (when they become available), and any other documents filed by the Company, Parent or Rovi with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, (212) 929-5500, proxy@mackenziepartners.com.

Participants in the Solicitation
The Company, Rovi, Parent and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Company and Rovi stockholders in connection with the proposed transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors and their ownership of Company common stock in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2016, which was filed with the SEC on March 23, 2016, and its proxy statement on Schedule 14A for its 2015 annual meeting of stockholders, which was filed with the SEC on June 1, 2015. These documents are available free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, (212) 929-5500, proxy@mackenziepartners.com. Information about the executive officers and directors of Rovi (and, in some instances, Parent) is set forth in Rovi’s annual report on Form 10-K for the fiscal year ending December 31, 2015, which was filed with the SEC on February 11, 2016, and its proxy statement on Schedule 14A for its 2016 annual meeting of stockholders , which was filed with the SEC on March 11, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov. Other information regarding the participants in the solicitation and description of their direct and indirect interests, by security holdings or otherwise, which may, in some cases, be different than those of the Company’s and Rovi’s stockholders generally, will be contained in the Form S-4 and the joint proxy statement/prospectus regarding the proposed transactions that Parent will file with the SEC when it becomes available.